------                                                      OMB APPROVAL
FORM 4                                                 -------------------------
------                                                 OMB Number:.....3235-0287
                                                       Expires:.January 31, 2005
                                                       Estimated average burden
                                                       hours per response....0.5

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ] Check this box if no longer                Filed pursuant to Section 16(a)
     subject to Section 16. Form 4              of the Securities Exchange Act
     or Form 5 obligations may                  of 1934, Section 17(a) of the
     continue. See Instruction 1(b).            Public Utility Holding Company
                                                Act of 1935 or Section 30(f) of
                                                the Investment Company Act 1940
(Print of Type Responses)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6. Relationship of Reporting Person (s)   |
|                                        |                                             |   to Issuer (Check all Applicable)       |
|  Thompson, Ph.D.   John         E.     |     SENESCO TECHNOLOGIES, INC.("SNT")       |                                          |
|                                        |         American Stock Exchange             |                                          |
|----------------------------------------|---------------------------------------------|   X  Director           10% Owner        |
|   (Last)        (First)       (Middle) |3.IRS Identification  |4.Statement for Month/|  ---                ---                  |
|                                        |  Number of Reporting |  Day/Year            |   X  Officer (give      Other            |
|    c/o Senesco Technologies, Inc.      |  Person, if an entity|                      |  ---   title below) --- (Specify below)  |
|     303 George Street, Suite 420       |     (voluntary)      |       01/07/03       |      Executive Vice President of         |
|                                        |                      |                      |      Research and Development            |
|----------------------------------------|                      |----------------------|------------------------------------------|
|              (Street)                  |                      |5.If Amendment,       |7. Individual or Joint/Group Filing       |
|                                        |                      |  Date of Original    |   (Check Applicable Line)                |
|                                        |                      |  (Month/Day/Year)    |   X  Form filed by One Reporting Person  |
| New Brunswick      NJ        08901     |                      |                      |  ---                                     |
|----------------------------------------|                      |                      |      Form filed by More than One         |
|  (City)          (State)     (Zip)     |                      |                      |  --- Reporting Person                    |
|---------------------------------------------------------------------------------------------------------------------------------|

TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security       |2.Trans-     |2A.Deemed    |3.Transac-|4.Security Acquired    |5.Amount of    |6.Owner- |7.Nature of  |
|  (Instr. 3)              |  action Date|   Execut-   | tion Code|  (A) or Disposed      | Securities    |ship     |  Indirect   |
|                          |  (Month/    |   ion Date, |(Instr. 8)|   of (D)              | Beneficially  |Form:    |  Beneficial |
|                          |   Day/      |   if any    |     |    |  (Instr. 3, 4 & 5)    | Owned Follow- |Direct(D)|  Ownership  |
|                          |   Year)     |   (Month/   |     |    |           |(A)|       | ing Reported  |or Indir.|  (Instr. 4) |
|                          |             |    Day/     |Code | V  |  Amount   |or | Price | Transaction(s)|(I)      |             |
|                          |             |    Year)    |     |    |           |(D)|       | (Instr. 3 & 4)|(Instr.4)|             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |     |    |           |   |       |               |         |             |
|                          |             |             |     |    |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |     |    |           |   |       |               |         |             |
|                          |             |             |     |    |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |     |    |           |   |       |               |         |             |
|                          |             |             |     |    |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |     |    |           |   |       |               |         |             |
|                          |             |             |     |    |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|
|                          |             |             |     |    |           |   |       |               |         |             |
|                          |             |             |     |    |           |   |       |               |         |             |
|---------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report of a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                         (over)
                                                                 SEC 1474(9-02)

  TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible security)

-------------------------------------------------------------------------------------------------------------------------------|
|1.Title    |2.Conver- |3.Tran- |3A. Deemed   |4.Tran-  |5. Number of       |6.  Date           |7.Title and Amount |8.Price of|
| of Deriv- | sion or  | saction|    Execution| saction |   Derivative      |    Exercisable    |  or Underlying    |Derivative|
| ative     | Exercise | Date   |    Date, if | Code    |   Securities      |    and            |  Securities       |Security  |
| Security  | Price of | (Month/|    any      |(Instr.8)|   Acquired (A) or |    Expiration     |  (Instr. 3 & 4)   |(Instr. 5)|
| (Instr.3) | Deriva-  |  Day/  |    (Month/  |         |   Disposed of (D) |    Date           |                   |          |
|           | tive     |  Year) |     Day/    |         |   (Instr. 3, 4    |   (Month/Day/     |                   |          |
|           | Security |        |     Year)   |         |   and 5)          |    Year)          |                   |          |
|           |          |        |             |---------|-------------------|----------|--------|-------------------|          |
|           |          |        |             |    |    |         |         |  Date    |        |        |Amount or |          |
|           |          |        |             |Code| V  |   (A)   |   (D)   | Exercis- | Expir. |  Title |Number of |          |
|           |          |        |             |    |    |         |         |  able    | Date   |        |Shares    |          |
|-----------|----------|--------|-------------|----|----|---------|---------|----------|--------|--------|----------|----------|
|Common     |  $2.35   |01/07/03|  N/A        | A  |    | 20,000  |         |01/07/04  |01/06/13| Common | 20,000   |          |
|Stock      |          |        |             |    |    |         |         |          |        | Stock  |          |          |
|Option(1)  |          |        |             |    |    |         |         |          |        |        |          |          |
|-----------|----------|--------|-------------|----|----|---------|---------|----------|--------|--------|----------|----------|
|           |          |        |             |    |    |         |         |          |        |        |          |          |
|           |          |        |             |    |    |         |         |          |        |        |          |          |
|           |          |        |             |    |    |         |         |          |        |        |          |          |
|------------------------------------------------------------------------------------------------------------------------------|
---------------------------------------------------|
|9.Number of      |10. Ownership    |11. Nature of |
|  Derivative     |    Form of      |    Indirect  |
|  Securities     |    Derivative   |    Beneficial|
|  Beneficially   |    Securities   |    Ownership |
|  Owned          |    Beneficially |    (Instr. 4)|
|  Following      |    Owned at     |              |
|  Reported       |    End of       |              |
|  Transactions(s)|    Month        |              |
|  (Instr. 4)     |    (Instr. 4)   |              |
|-----------------|-----------------|--------------|
|    140,000      |       D         |              |
|                 |                 |              |
|-----------------|-----------------|--------------|
|                 |                 |              |
|                 |                 |              |
|                 |                 |              |
|--------------------------------------------------|

Explanation of Responses:

(1) Such options were granted to Dr. Thompson pursuant to the Company's 1998 Stock Incentive Plan, as amended, with one-third of such options vesting on January 7, 2004, one-third of such options vesting on January 7, 2005, and one-third of such options vesting on January 7, 2006.



                                /s/ John E. Thompson, Ph.D.              1/07/03
                            ----------------------------------------     -------
                               **Signature of Reporting Person             Date


** Intentional misstatements or omissions of facts  constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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